Exhibit 99.1

Amendment to Amended and Restated Share Repurchase Program

This amendment (this “Amendment”) amends the Amended and Restated Share Repurchase Program of Healthcare Trust, Inc. (the “Company”) adopted effective as of February 28, 2016, as amended effective July 30, 2016 (the “SRP”). Except as amended by this Amendment, the terms of the SRP will continue to apply.

1.	Section 1.g. of the SRP is replaced in its entirety with the following:

Subject to Section 2 and Section 3, in respect of the twelve-month period that commenced January 1, 2016, the Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, on or before March 15, 2017. The period referred to in the preceding sentence is a “Fiscal Period.”